AMERICAN RESOURCES OFFSHORE, INC.


                                  NEWS RELEASE

FOR IMMEDIATE RELEASE                                         December 2, 1999

HOUSTON, TEXAS - AMERICAN RESOURCES OFFSHORE, INC. (NASDAQ SYMBOL: GASS. OB)

American Resources Offshore, Inc. ("ARO") announced today that it has completed its corporate restructuring with the closing of its previously announced agreements with Blue Dolphin Exploration Company ("BDEX") and Fidelity Oil Holdings, Inc. ("Fidelity"). BDEX is a wholly-owned subsidiary of Blue Dolphin Energy Company (NASDAQ: BDCO), and Fidelity is a subsidiary of MDU Resources Group, Inc. (NYSE: MDU). Pursuant to the Fidelity agreement, ARO sold an undivided 80% interest in its Gulf of Mexico properties to Fidelity for approximately $24.2 million. Pursuant to the BDEX agreement, ARO issued new shares of common stock to BDEX representing a 75% ownership in ARO for approximately $4.5 million. The combined proceeds were used to retire certain indebtedness.

ARO's assets now consist of an average 6% non-operated working interest in eight producing properties and one proved undeveloped property along with leasehold interests in 34 additional offshore tracts, all located in the Gulf of Mexico offshore Louisiana and Texas. The properties currently have estimated proven reserves of approximately 5.8 billion cubic feet of natural gas equivalent. ARO believes that significant probable and possible reserves and exploratory drilling opportunities also exist.

Additionally, ARO announced that at its 1999 annual meeting of stockholders, Ivar Siem, Michael J. Jacobson, John P. Atwood, Andrew R. Agosto and Douglas L. Hawthorne were elected to serve as the Directors of the Company. The new Officers of the Company are Ivar Siem, President; John P. Atwood, Vice President and Secretary; G. Brian Lloyd, Vice President and Treasurer; and Roland B. Keller, Vice President.

Rick Avare, President of ARO, said "The transactions with Blue Dolphin and Fidelity mark the final step in ARO's reorganization. I am extremely pleased with my staff's efforts in accomplishing the goal of preserving equity for our stockholders on a go forward basis."

Certain of the statements included in this press release, which express a belief, expectation or intention, as well as those regarding future financial performance or results, or which are not historical facts, are "forward-looking" statements as that term is defined in the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended. The words "expect", "plan", "believe", "anticipate", "project", "estimate", and similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance or events and such statements involve a number of risks, uncertainties and assumptions, including but not limited to industry conditions, prices of crude oil and natural gas, regulatory changes, general economic conditions, interest rates, competition, and other factors. Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual results and outcomes may differ materially from those indicated in the forward-looking statements. Readers are cautioned not to place undue

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                        AMERICAN RESOURCES OFFSHORE, INC.

reliance on these forward-looking statements which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

American Resources Offshore, Inc. is an independent producer of oil and gas. Questions should be directed to G. Brian Lloyd, Vice President and Treasurer, at the Company's offices in Houston, Texas, (713)227-7660.



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